JOINT NEWS RELEASE

Berkshire Hills and Legacy Announce Agreement to Divest Four Legacy Banks Branches to NBT Bank

Berkshire and Legacy Merger Targeted For Completion on July 21
NBT Bank Branch Acquisition Expected to be Complete by October 31

Pittsfield, MA – July 13, 2011.  Berkshire Hills Bancorp, Inc. (NASDAQ:BHLB) and Legacy Banks, the banking subsidiary of Legacy Bancorp, Inc. (NASDAQ:LEGC) have entered into an agreement to sell four Legacy Banks branches in Berkshire County to NBT Bank, N.A. (NBT Bank), the banking subsidiary of NBT Bancorp Inc. (NASDAQ:NBTB).

In an SEC filing on May 18, 2011, Berkshire and Legacy announced that their plan for the divestiture of certain Legacy Banks branches had been accepted by the U.S. Department of Justice in order to resolve any anticompetitive issues related to their pending merger.  The agreement with NBT Bank satisfies that plan and has been approved by the Department of Justice.  Under the agreement, the affected branches will continue to be operated as they currently are until they are transferred to NBT Bank, and NBT Bank will offer employment to all branch employees.

Michael P. Daly, Berkshire’s President and CEO, stated, “When we announced our merger agreement with Legacy last December, we indicated that we expected to conduct a branch divestiture and we are pleased with the financial terms we have achieved.  The divestiture is conditional on the completion of the acquisition of Legacy Bancorp by Berkshire Hills Bancorp, which is targeted for July 21, 2011, subject to final regulatory approval.  The shareholders of Berkshire and Legacy met recently and approved the merger, and we are proceeding expeditiously to complete this partnership and bring its benefits to shareholders and to the communities we serve.”

The four branches to be divested are located in Massachusetts’ Berkshire County in the towns of Great Barrington, Lee, Pittsfield, and North Adams.  The branches had deposits totaling $158 million.  The branches will be sold for a 6% deposit premium, and the transaction is expected to close by October 31, 2011.  In accordance with the merger agreement between Berkshire and Legacy, a cash payment will be made to Legacy stockholders after the divestiture is completed in an amount equal to 50% of the premium in excess of 3.50% (net of applicable taxes).  Based on the agreement with NBT, this payment to Legacy stockholders is expected to be approximately $0.15 per Legacy share.

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BERKSHIRE BACKGROUND

Berkshire Hills Bancorp is the parent of Berkshire Bank - America's Most Exciting Bank(SM).  The Company has $3.2 billion in assets and 48 full service branch offices in Massachusetts, New York, and Vermont.  The Company provides personal and business banking, insurance, and wealth management services.  Berkshire Bank provides 100% deposit insurance protection for all deposit accounts, regardless of amount, based on a combination of FDIC insurance and the Depositors Insurance Fund (DIF). The Company completed the acquisition of Rome Bancorp on April 1, 2011.  For more information, visit www.berkshirebank.com or call 800-773-5601.

LEGACY BACKGROUND

Legacy Bancorp is the parent of Legacy Banks and is headquartered in Pittsfield, Massachusetts. Legacy Banks employs approximately 166 people and has nineteen offices located in Western Massachusetts and Eastern New York.  Legacy offers Personal Banking, Mortgage Lending, Commercial Services, Insurance, Investments, Portfolio Management, Credit and Debit Card products, and Online Services.  For more information about Legacy Bancorp, visit www.legacy-banks.com.  For more information about the branches to be divested, please visit the web site of either Berkshire Bank or Legacy Banks as shown above.

NBT BACKGROUND

NBT Bancorp, Inc. is a financial holding company with total assets of $5.5 billion, is headquartered in Norwich, New York and is the parent company of NBT Bank.  NBT Bank is a full-service community bank with 123 locations, including 87 offices in upstate New York and northwestern Vermont and 36 offices in northeastern Pennsylvania.  NBT Bank provides a broad range of financial products to individuals, corporations and municipalities. For more information about NBT Bancorp Inc. and NBT Bank, visit www.nbtbancorp.com or www.nbtbank.com.

FORWARD LOOKING STATEMENTS

Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward looking statements, which include statements regarding when the merger is expected to be completed and when dividends will be paid, are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management.  Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions.  As a result, actual results may differ from those contemplated by these statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Berkshire and Legacy are engaged, changes in the securities market, as well as certain factors set forth under the heading “Risk Factors” in the Joint Proxy Statement/Prospectus of Berkshire and Legacy dated May 6, 2011.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Berkshire and Legacy disclaim any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

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Berkshire Investor Relations Contact
David H. Gonci
Investor Relations Officer
413-281-1973

Berkshire Media Contact
Elizabeth Mach
Marketing Officer
413-445-8390

Legacy Contact
Paul H. Bruce
Chief Financial Officer & SVP
413-445-3513

NBT Investor Relations Contact
Michael Chewens
Chief Financial Officer & EVP
607-337-6520

NBT Media Contact
Florence Doller
Director of Marketing & SVP
607-337-6118

BHLB – Berkshire Hills Bancorp	Page 3	www.berkshirebank.com